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EXHIBIT 1

                        AGREEMENT REGARDING JOINT FILING

      The undersigned, John C. Lorentzen and Penney L. Fillmer, agree that this Eighth Amendment to Schedule 13D, dated as of May 20, 2002, with respect to Broadview Media, Inc. (f/k/a Northwest Teleproductions, Inc.) is being filed on behalf of each of them individually.


/s/ John C. Lorentzen
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    John C. Lorentzen


/s/ Penney L. Fillmer
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    Penney L. Fillmer